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                                                                  EXHIBIT 10.22


                M A N A G E M E N T   C O N F I D E N T I A L


                           VARCO INTERNATIONAL, INC.
                        MANAGEMENT INCENTIVE BONUS PLAN

Purpose
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     The primary intent of the Management Incentive Bonus Plan is to reward those managers and other key employees who have a substantial direct impact on the financial results of the Company, for the achievement of above average financial performance. Secondarily, the plan is intended to be a critical component of a total compensation program that will attract and retain a top quality management group.

Eligibility
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     Selected key employees in Grade Levels 12 and above as well as selected
Senior Managers in grade level 11 are eligible to participate in the Management Incentive Bonus Plan. Additionally, other key persons in Grade Levels 10 and 11 who have a significant impact on overall financial results may be selected as participants, based on the recommendation of the Division President with the approval of the President and Chief Executive Officer and the Corporate Director of Human Resources. The list of eligible participants will be determined at the beginning of the fiscal year; persons hired or promoted during the year into positions that otherwise meet the eligibility criteria will be included in the bonus plan on a prorata basis for the fiscal year. A participant must be an active employee on December 31 of the applicable performance year to receive any bonus amount. No bonus is paid to employees not on active status on December 31 of the performance year.

Methodology
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     At the beginning of each fiscal year, the Compensation Committee of the
Board of Directors establishes the total bonus dollars to be made available for distribution under the plan at varying levels of financial performance, and the specific formulae by which the total bonus dollars will be allocated to individual participants.

     An individual participant's cash bonus will be based upon: (1) the level of financial performance achieved; (2) the participant's Salary Grade and actual salary; (3) his/her overall individual contribution to the attainment of Corporate or Division performance; and (4) the achievement of predetermined individual goals. Corporate executives' and managers' bonuses will be based upon the overall Company financial performance, and Division executives', managers' and key employees' bonuses will be based upon a combination of Company and Division financial performance.

     The cash bonus amount for which Corporate Officers would otherwise be eligible may be increased or decreased depending upon the performance of Varco's stock price as compared to that of a select group of 10 other oil field service and equipment companies. If the year-end percentage increase in Varco stock over that of the prior year ranks among the highest 3 of the group, each Corporate officer's potential bonus is increased by 50% if Varco's stock price change ranks in the lowest 3, each officer's potential bonus amount is reduced by 33%.

     The individual bonus amount for Corporate Officers will be established by the Compensation Committee based upon the recommendation of the Chief Executive Officer and the Corporate Director of Human Resources. The final individual bonus

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amount for other participants will be established by the Chief Executive Officer based upon the recommendation of the respective Division President and the Corporate Director of Human Resources.

     In addition to the cash bonus described above, each participant in the Management Incentive Bonus Plan is eligible for a Stock Bonus (i.e. payable in shares of Varco common stock) equal to 1/3 of the cash bonus amount for which the participant would be eligible based upon his/her Salary Grade and actual salary and the level of overall Company financial performance achieved. Final Stock Bonus distributions are approved by the Compensation Committee, based upon the recommendation of the Chief Executive Officer and the Corporate Director of Human Resources.